NON-RECOURSE LOAN PARTICIPATION AGREEMENT

         THIS AGREEMENT is made effective September 10, 2004 between DESTINATION CAPITAL, LLC, an Oregon limited liability company ("Originator"), and CHRISTENSON LEASING COMPANY, LLC, an Oregon limited liability company ("Participant").

                                    RECITALS

         Originator has committed to make the Loan described below. Originator desires to allow Participant to participate in the Loan, and Participant desires to so participate, each on the terms hereinafter set forth.

                                    AGREEMENT

         THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto (the "Parties") agree as follows:

         1.       DEFINITIONS.

         As used herein, the following terms shall have the designated meanings:

                  1.1 BORROWER. Christenson Velagio, Inc., an Oregon corporation.

                  1.2 BUSINESS DAY. Any day other than a Saturday, Sunday or a holiday on which commercial banks operating in the State of Oregon are authorized to close.

                  1.3 COLLATERAL. The security for the Loan consisting of the following: (a) guaranty of Microfield Group, Inc., (b) security interest in Borrower's assets, (c) subordination agreement with CAPCO Financial Company, and
(d) instructions to remit funds.

                  1.4 LOAN. A loan or loans in the aggregate principal amount of not less than $1,250,000 and not more than $2,000,000 advanced to Borrower.

                           The proceeds of the Loan shall be used by Borrower
for the following purposes: solely for Borrower's business operations.

                  1.5 LOAN DOCUMENTS. The Business Loan Agreement, Promissory Note, Commercial Security Agreement, UCC-1 financing statement, Commercial Guaranty, Validity Guaranty, Instructions to Remit Funds, Corporate Resolution to Borrow/Grant Collateral, Corporate Resolution to Guarantee, Subordination Agreement, together with all loan commitments, loan applications, environmental audits, certificates, credit reports, appraisals, financial statements, insurance policies, consultants' reports, bonds, plans and specifications, letters of credit, contracts, security agreements, financing statements and other agreements or instruments now or hereafter held by, prepared for or pledged to Originator, submitted by Borrower to Originator or executed by Originator, Borrower or any guarantor or surety in connection with the Loan.




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                  1.6      LOAN FEES. All loan fees payable by Borrower in
connection with the Loan. Borrower is obligated to pay a Loan Fee, at the time of each Loan disbursement, in the amount of 2% of amounts actually loaned to Borrower; a proportionate part of the Loan Fee (in accordance with the proportion of the Note funded by Originator and each Participant Lender) shall be paid to Participant, as and when received, in consideration of the commitment by Participant of the funds Participant is obligated to advance hereunder.

                  1.7 NOTE. The promissory note, credit agreement or other instruments executed and delivered by Borrower to Originator to evidence the obligation of Borrower to repay the Loan, bearing interest at the following rate: U.S. Bank prime rate plus 10% (1000 basis points).

                  1.8 PARTICIPATION CERTIFICATE. A certificate in the form of the document attached hereto as Exhibit "A" to be executed and delivered by Originator to Participant contemporaneously with the execution of this Agreement to evidence the Participation Interest of Participant.

                  1.9 PARTICIPATION INTEREST(S). The undivided percentage legal and equitable participation interest in and to the Loan, which represents a principal share of $450,000 to be advanced by Participant, the Loan Documents and the collateral assigned to Participant herein. The interest of all Participant Lenders to date is as follows:

                  Originator                             $-0-              0%
                  JMW Group, LLC                         $750,000       62.5%
                  Christenson Leasing Company, LLC       $450,000       37.5%

                  The undivided interest in the Loan retained by Originator (if any) is sometimes referred to as the "Participation Interest of Originator." Originator intends that other Participant Lenders will participate in the Loan by advancing additional funds to be disbursed pursuant to the Loan and have Participation Interests which are yet to be determined. At such time as Originator sells additional Participation Interests to other Participant Lenders, Participant's Participation Interest will be appropriately adjusted and a modified Participation Certificate may be executed and delivered to Participant and the other Participant Lenders.

                  1.10 PAYMENT ACCOUNTS. The accounts of the Parties to which all payments made hereunder are to be submitted. The Payment Accounts shall be as each Party notifies the other Party from time to time.

                  1.11 SERVICING FEE. The Fee to be retained by Originator for servicing the Loan. The interest to be paid to Participant out of interest payments made by Borrower shall be 2% less than the interest rate applicable to the Note and such retained interest shall constitute the Servicing Fee.

                           Other terms defined in this Agreement shall have the
meanings attributed to them.









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         2.       PARTICIPATION INTEREST.

         Subject to adjustment as provided herein, Originator hereby bargains, sells, assigns, transfers, delivers and sets over to Participant, and Participant hereby purchases, assumes and accepts, the Participation Interest. Originator has retained the balance of the Loan unless otherwise disclosed in
Section 1.9. Items to be allocated hereunder in accordance with the respective Participation Interests of the Parties shall be allocated according to the foregoing percentages, subject to adjustment as provided herein. The Participation Interest of Participant is a prorata participation, and all funds to be advanced under the Loan, and all payments received on the Loan, shall be allocated prorata to the Parties in accordance with their respective Participation Interests.

         The total of principal advances made on the Loan shall not exceed the stated principal amount of the Loan except to the extent that advances are made to protect the security for the Loan as permitted herein.

         Pursuant to the terms of the Loan, Microfield Group, Inc. is required to issue and deliver warrants to purchase its common shares based on the principal Loan balance outstanding each month. As part of the Participation Interest, Originator agrees to assign to Participant the proportionate part of the warrants so issued and delivered by Microfield Group, Inc. based on the Loan funds provided by Participant.

         3.       LOAN DOCUMENTS.

                  3.1 REVIEW OF LOAN DOCUMENTS. The Loan Documents have been executed by Borrower and delivered to Participant for review. Originator and Borrower may negotiate changes to the Loan Documents prior to closing so long as the changes are consistent with prudent lending practices. Participant shall have the right to approve any such changes.

                  3.2 POSSESSION. The original counterparts of the Loan Documents shall be retained in the possession of Originator. Originator covenants that it will hold the Loan in its name, but will hold for Participant the Participation Interest of Participant in the Loan and Loan Documents in accordance with the terms thereof.

         4.       FUNDING AND PAYMENTS.

                  4.1 TRANSFERS. Participant shall, promptly following receipt of the documents identified in this Section (the "Disbursement Documents"), transfer immediately available funds to the Payment Account of Originator representing the portion of each principal disbursement to be disbursed by Originator to Borrower which Participant is obligated to fund, such disbursements to be made in accordance with the Loan Documents. The Disbursement Documents shall consist of the following:

                           (a)      A copy of all documents received by
Originator pursuant to the Loan Documents in connection with the request for each disbursement; and

                           (b)      A written request for advance from
Originator, specifying the amounts to be advanced by Participant.



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                  4.2      INDEMNITIES. Participant shall defend, indemnify and
hold Originator harmless from and against any and all losses, liabilities, causes of action, demands, costs and expenses (including attorney fees incurred by or demanded from Originator) resulting from any failure of Participant to transfer funds to Originator as required hereunder or to perform any obligations of Participant hereunder. Originator agrees to defend, indemnify and hold Participant harmless from and against any and all losses, liabilities, claims, causes of action, demands, costs and expenses (including attorney fees incurred by or demanded from Participant) that may be asserted against Participant by reason of a breach by Originator of its obligations under this Agreement or that may be incurred by Participant by reason of the approval by Originator of a disbursement request which results in a disbursement of funds to Borrower in excess of the amount to which Borrower is entitled under the Loan Documents.

                  4.3 PAYMENTS. Upon actual receipt from or for the account of Borrower, Originator shall distribute to Participant the percentage of principal, interest, default rate interest, late charges and any other funds required to be distributed to Participant hereunder, such percentage to be equivalent to Participant's Participation Interest, and such payments to be made
(a) in immediately available funds to the Payment Account of Participant or (b) by check, promptly following the Business Day that Originator credits the payment against amounts outstanding on the Loan. Funds received and held by Originator for Participant's Participation Interest shall be held by Originator as agent for Participant until they are actually delivered to Participant..

                  4.4 TRANSFER AND ALLOCATION OF PAYMENTS. As between Originator and Participant, all payments from Borrower received by Originator
(a) shall be deemed received, for purposes of transfer to Participant, upon actual receipt of collected funds, and (b) shall be applied to principal, interest and other amounts in accordance with the priority set forth in or determined pursuant to the Loan Documents. Funds received by Originator from Borrower for the purpose of paying Loan origination costs (exclusive of Loan
Fees), real estate taxes, assessments, insurance premiums or other similar purposes shall be used by Originator for such purposes and no part thereof shall be paid over to Participant.

         5.       OTHER OBLIGATIONS OF BORROWER.

         Notwithstanding any of the terms and conditions of this Agreement or of the Loan Documents, Originator agrees that all collateral held and/or received by Originator specifically as security for the payment of the Loan shall be held by Originator only as security for the payment of the Loan, and shall not be used or applied toward the payment of obligations of Borrower to Originator (if any) otherwise evidenced or incurred, so long as the Loan or any part thereof remains unpaid and Participant has a Participation Interest therein.

         6.       MODIFICATION AND ENFORCEMENT OF LOAN DOCUMENTS.

                  6.1 ENFORCEMENT. Originator shall have full and complete authority to enforce the provisions of the Loan Documents. Originator shall consult with Participant as it shall deem advisable in light of the community of interests represented by the joint participation in the Loan. Originator shall, in the exercise of its reasonable business judgment and in light of all circumstances surrounding the Loan, have full and complete authority to pursue any remedy



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or remedies available for enforcement of the Loan Documents; provided, however, that Originator may not make any material amendment to the Loan Documents, forgive or waive any principal or interest, or release any collateral or obligor on the Loan without the prior written consent of Participant. All costs and expenses actually incurred by the parties hereto in enforcing, arising out of, or relating to, the Loan Documents, including, without limitation, the foreclosure of any security interest, or defense of any claim or counterclaim, shall to the extent the same are not actually reimbursed to the party advancing the same, be allocated between the parties hereto in the same proportion as their respective Participation Interests.

         If Originator is unable to collect the Loan after reasonable efforts to do so, Originator shall give prompt notice thereof to Participant and shall commence foreclosure by appropriate procedure all as reasonably determined by Originator. Originator, after consultation with Participant, may determine whether to purchase any of the collateral at any foreclosure sale or to accept a deed-in-lieu of foreclosure and shall manage and maintain the collateral if so acquired in accordance with Section 7.3 below.

         Originator: (1) may consult concerning the Loan with legal counsel (including but not limited to legal counsel for Borrower), independent public accountants, any other experts selected by Originator and shall not be liable for any action taken or omitted in good faith advice of such counsel, accountants or experts; (2) shall incur no liability by acting upon any notice consent, certificate, or other instrument or writing (which may be by facsimile, telecopy or telex) believed by Originator to be genuine and believed by Originator to be signed or sent by the proper party; (3) shall have no duty to inspect any property (including but not limited to the books and records) of Borrower or any property or other interest securing the Loan; and (4) shall not be required to make any inquiry concerning the performance by Borrower of its obligations under or compliance by Borrower with the terms and conditions of any of the Loan Documents.

                  6.2 SET-OFFS. Originator and Participant shall share, proportionately in accordance with their respective Participation Interests, all amounts obtained by either from any parties obligated on the Loan ("Debtors") by way of set-offs from accounts maintained with either.

         7.       DEFAULT UNDER LOAN DOCUMENTS.

                  7.1 NOTICE OF DEFAULT. Originator shall give prompt notice to Participant as to any default under the terms of any of the Loan Documents, upon Originator obtaining knowledge of the same. Originator shall forward to Participant copies of all notices, correspondence and other materials which may be sent or received by Originator in connection with a default.

                  7.2 CONDUCT NOTICES. In the event of a default by Borrower under the Loan Documents, Originator may inform Participant by written notice (a "Conduct Notice") of the course of conduct to be undertaken in response to such default (e.g., modification of the Loan Documents, foreclosure, acceptance of a deed-in-lieu of foreclosure, etc.). Originator may modify such course of conduct from time to time, as circumstances may suggest, and shall so inform Participant by a Conduct Notice. Notwithstanding any other provision hereof, Originator always shall have the right to take such steps as it reasonably deems necessary to protect and to



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preserve the rights reserved to it under the Loan Documents, within the time frames set forth in the Loan Documents.

                  7.3 ACQUISITION OF COLLATERAL. In the event any of the Collateral is acquired by Originator by foreclosure, conveyance in lieu of foreclosure, or otherwise in accordance with Section 6.1, at a time when both Originator and Participant have a Participation Interest in the Loan, each shall have an undivided ownership interest in such Collateral in percentages equal to the respective principal amounts actually advanced by each, less any payments of principal returned to each. If Originator acquires or intends to acquire any Collateral at foreclosure sale in accordance with Section 6.1, Originator may credit bid all or a portion of the amount outstanding on the Loan, such bid to be allocated proportionately between Originator and Participant according to their respective Participation Interests. After title to any Collateral is acquired by Originator, Originator shall prepare a proposed joint ownership agreement concerning ownership, management, maintenance, repair or improvement of said Collateral, including cost estimates. Participant shall have the right to approve such proposal, such approval not to be unreasonably withheld. Such joint ownership agreement shall provide, and pending execution of the same the Parties agree, that during the period such Collateral is held by the Parties as owners (a) all income, expenses (including court costs and attorney fees) and liabilities arising out of the ownership, management and possession of said Collateral shall be shared proportionately in accordance with the ownership interest of each, (b) Originator and Participant each shall be required to consent to the terms and conditions relating to any disposition of such Collateral, which consent shall not be unreasonably withheld, and (c) in the event of disposition of such Collateral, the proceeds shall be divided prorata in accordance with the ownership interest of each. All Collateral acquired by foreclosure, deed in lieu of foreclosure, or other remedies shall be held by Originator for itself and for Participant according to their respective ownership interests.

                  7.4 PURCHASE OPTION. In the event of a default by Borrower under the Loan Documents, each Participant shall have the first option to purchase Originator's ownership interest in this participation proportionately in accordance with its Participation Interest.

         8.       SERVICING AND EXTRAORDINARY EXPENSES.

                  8.1 SERVICING CONTROL. Subject to Sections 6 and 7, Originator shall have authority for servicing and administering the Loan in all respects. Originator shall be responsible for servicing and administering the Loan in accordance with prudent lending procedures for loans of a similar type. Originator shall approve and disapprove all requests for disbursements in accordance with its normal banking procedures for similar loans. Participant shall not be responsible for any payment to Originator for the costs of servicing the Loan, including the processing of requests for disbursement of the proceeds of the Loan under periodic draw requests permitted under the Loan Documents.

                  8.2 EXTRAORDINARY EXPENSES. It is agreed that any necessary or appropriate extraordinary services which may be proper in connection with the Loan, including items such as (a) the restructure or foreclosure of the Loan Documents including litigation relating thereto, (b) maintenance, improvement, management or sale of any Collateral (including advances made on behalf of any of the Debtors as authorized under the Loan Documents), or (c) appraisal fees,

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attorney fees and court costs, shall be contracted or performed by Originator at its customary cost for such services, provided such cost is reasonable. Originator and Participant each shall pay their proportionate shares (based upon their respective Participation Interests) of such expenses; provided, however, that Originator shall refund such payments, on a basis proportionate to the respective Participation Interests of the Parties, to the extent Originator receives cash reimbursement therefor from any of the Debtors.

                  8.3 RECORDS AND ACCOUNTS. Originator shall maintain records of the Loan, and such records shall be available to Participant at all reasonable times during the normal business hours of Originator. Participant shall have the right to an accounting for all monies or other property received by Originator in connection with the Loan.

                  8.4 SERVICING COSTS. Except as provided in this Section, each Party shall bear its own administrative and servicing cost with respect to the Loan.

         9.       NON-FUNDING AND CONTROL CONTINGENCY DEFAULT.

                  9.1 NON-FUNDING CONTINGENCY. In the event that either Participant or Originator, or any successor of either, or any public authority which acquires direct management or control over any of the foregoing or is appointed as receiver thereof, fails to fund its proportionate share of any Loan disbursement or other sum to be funded or paid hereunder as and when required, the non-defaulting lender shall have the right, in each instance, to elect, within ten (10) days of acquiring knowledge of such default, to proceed under any or all of the following provisions of this Section 9.1, separately or simultaneously as the non-defaulting lender may elect:

                           9.1.1    AFFIRMATION OF AGREEMENT. So long as any
such default remains uncured by the defaulting lender, the non-defaulting lender may elect to continue this Agreement on the following basis:

                                    (a)      The defaulting lender shall have no
right whatsoever to the payment of any interest with respect to the Loan which accrues from and after the first day of the calendar month during which such default occurs;

                                    (b)      As subsequent payments or other
funds (including judgment or foreclosure proceeds), if any, are received from or for the account of Borrower with respect to the Loan, the same shall be paid and applied as follows:

                                    (i)      First: to all amounts then due or
owing to the non-defaulting lender by Borrower;

                                    (ii)     Second: to all amounts then due or
owing to the non-defaulting lender by the defaulting lender;

                                    (iii)    Third: to all other amounts then
due to the non-defaulting lender;






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                                    (iv)     Fourth: to principal then due to
the defaulting lender; and

                                    (v)      Fifth: unless otherwise required by
law or by a court of competent jurisdiction, to a non-interest bearing account maintained by the non-defaulting lender for subsequent application to the obligations set forth above, in the order of priority set forth above.

                           9.1.2    SALE OF PARTICIPATION INTEREST. The
non-defaulting lender may elect to acquire, or to designate a third party lender to acquire, the Participation Interest of the defaulting lender, upon payment (which shall be deemed full payment of the amount due to the defaulting lender) of the then outstanding principal balance of all disbursements made by the defaulting lender with respect to the Loan. Such acquisition shall be consummated within ten (10) days of written notice from the non-defaulting lender stating that the non-defaulting lender has elected to proceed under this
Section 9.1.2, or within such longer time period as is reasonably required by the non-defaulting lender to consummate such sale.

                           9.1.3    ADJUSTMENT OF PARTICIPATION INTEREST. The
non-defaulting lender shall have the right, but not the obligation, to expend such sums and to do such acts as are necessary to remedy the breach of the defaulting lender. No exercise of any such right shall be a waiver of the default. All funds expended by the non-defaulting lender in this connection shall be deemed to be additional principal advances to Borrower, whether or not actually disbursed to Borrower, so that the percentage Participation Interest of the non-defaulting lender shall increase and the percentage Participation Interest of the defaulting lender shall decrease.

                           9.1.4    ADDITIONAL RIGHTS. In addition to the rights
set forth above, the non-defaulting lender shall have all rights and remedies available at law and/or in equity with respect to such default, including the right to consequential damages.

                  9.2 TRANSFER OF SERVICING CONTROL. Without limiting the operation of Section 9.1 in such circumstances, in the event of the occurrence of any of the following:

                           9.2.1    A funding default by Originator,

                           9.2.2    Insolvency or bankruptcy of Originator,

                           9.2.3    The involuntary or unapproved sale or
assignment of Originator's interest in the Loan, or

                           9.2.4    The gross negligence or fraud by Originator
in the performance of its duties hereunder or a material breach of this Agreement by Originator,

and if and so long as Participant is not in default hereunder, Participant shall have the right in any of such events, to be exercised by written notice given to Originator within ten (10) days of such default, to assume all of the servicing powers herein granted to Originator, and an option to designate any person or firm, in its discretion, to exercise such powers; provided, however, that Originator shall retain ownership of Originator's participation Interest. In such event, the Loan Documents and all records relating to the Loan, together with the balance of any reserve

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accounts, shall be delivered, upon written request, to Participant or its designated agent, as the case may be. In the event there are multiple Participants, the Participants shall exercise these rights jointly upon mutual agreement.

         10.      FULL RISK PARTICIPATION; WARRANTIES.

                  10.1 FULL RISK PARTICIPATION. Originator does not assume and shall not have any liability to Participant for repayment of the Loan or the recovery of any sums advanced by Participant or interest thereon. The sale of the Participation Interest to Participant does not constitute an "investment security." Originator does not assume and shall have no responsibility or liability, express or implied, for the collectability of the Loan, the Note, or any other Loan Document, or the financial condition of Borrower or any of the Debtors, or any credit or other information furnished by Originator to Participant. Participant acknowledges that the decision to participate in the Loan was made on the basis of independent judgment based on an informed independent analysis of the Collateral and the financial condition of Borrower and all Debtors.

                  10.2     WARRANTIES.

                           10.2.1   BY ORIGINATOR. Originator makes the
following covenants, warranties and representations for the benefit of
Participant:

                                    (a)      The Loan and Loan Documents are, or
upon the closing of the Loan will be, owned by it and that no other person or entity shall have any interest therein except as specifically disclosed to and consented to by Participant.

                                    (b)      Originator has complied with all
laws and regulations applicable to Originator in connection with the Loan.

                                    (c)      Originator shall have actual or
constructive possession (through a designated escrow agent or otherwise) of all Loan Documents before Loan funds are released.

                                    (d)      Originator has delivered to
Participant true copies of all Loan Documents and all current financial information submitted by Borrower and will continue to provide to Participant copies of all material updates, documents, instruments, or financial information or other information submitted by Borrower.

                                    (e)      Originator has no knowledge of any
defect, invalidity, claims of offset, or other allegations or defenses to the effectiveness of any of the proposed Loan Documents.

                                    (f)      None of the Loan Documents have
been pledged, modified, assigned, compromised or waived by Originator.

                                    (g)      Originator is not aware of any
material defaults by Borrower under any of the Loan Documents.





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                                    (h)      Originator has the authority to
enter into this Agreement and this Agreement has been duly executed by Originator and is binding on and enforceable against Originator in accordance with its terms.

                                    (i)      Originator's submission of
Borrower's future advance requests to Participant shall constitute Originator's continuing representation to Participant that the representations set forth herein remain true and correct and that, in Originator's judgment, Borrower is entitled to the disbursement of all Loan proceeds to which the request related.

                                    (j)      Originator has taken such steps,
actions and precautions that a prudent lender would take under similar circumstances to ensure the authority of any person signing any Loan Document.

                                    (k)      Originator shall promptly record or
file, shall promptly cause to be recorded or filed, or has recorded or filed in the appropriate place or office each Loan Document necessary to perfect any security interest granted by the Loan Documents, and has taken such other action as a prudent lender would take to perfect any such security interest. Except as specified above, Originator makes no representation or warranty of any kind and shall not be responsible for: (1) any statement, warranty or representation made in any Loan Document or in connection with the Loan; (2) the financial or other condition of Borrower or any other person obligated for payment of the Loan; (3) the performance of any of the terms, covenants or conditions of any Loan Document; (4) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document; (5) the title to, the value of, or the validity, perfection or priority of any security interest in, any Collateral; (6) the financial condition or creditworthiness of Borrower or any other entity which may have liability for the Loan, or the collectability of the Loan; (7) the environmental condition of any of Borrower's property or operations; or (8) any other matter with respect to the Loan Documents, Loan or Borrower.

                           10.2.2   BY PARTICIPANT. Participant makes the
following representations and warranties to and for the benefit of Originator:

                                    (a)      Participant has such knowledge and
experience in financial and business matters that it is capable of evaluating the merits and assuming the risk of its purchase of its Participation interest in the Loan;

                                    (b)      Participant has reviewed such
materials and the information with respect to Borrower and the Loan as Participant has deemed necessary to make its decision to purchase the Participation Interest, all based solely on its own independent evaluation of the Loan and Borrower's creditworthiness;

                                    (c)      Participant is purchasing its
Participation Interest for its own account for the purpose of investment and not with a view to resale thereof; and

                                    (d)      Participant has authority to enter
into this Agreement and this Agreement has been duly executed by Participant and is binding on and enforceable against it in accordance with its terms.



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         11.      BINDING EFFECT.

         This Agreement shall be binding upon and inure to the benefit of Originator and Participant and their respective permitted successors and assigns, including, without limitation, any governmental agency or authority which becomes a successor in interest to either of the parties hereto.

         12.      TERMINATION.

         This Agreement shall terminate upon the earliest of (a) discharge of all obligations under the Loan Documents and repayment of all indebtedness evidenced by the Loan Documents and payment of the appropriate shares thereof to the Parties, in accordance with their respective Participation Interests, (b) the exercise of any acquisition right set forth in Section 9, or (c) by agreement of the Parties. No termination shall relieve either Party of any prior accrued obligation.

         13.      NO JOINT VENTURE.

         It is agreed that Originator and Participant are not in a fiduciary relationship, are not partners or joint venturers, and that Originator is not to act as agent for Participant except as specifically provided herein, but Originator is to act in all matters hereunder for Participant as an independent contractor. It is the intent of the parties that the sale of an interest in the Loan to Participant shall not have created nor be deemed to be a security within the meaning of the Exchange Act of 1934 or under any applicable state securities law. This Agreement shall not be construed to be an extension of credit by Participant to Originator.

         14.      LOAN FEES.

         Originator shall remit to Participant its share of the Loan Fee upon the execution hereof or within three (3) Business Days of the date collected, whichever is later.

         15.      NOTICES.

         Any notice to be given under this Agreement shall be in writing and shall be deemed given and received upon personal delivery or two (2) Business Days after deposit in the U.S. mail, certified or registered mail with postage prepaid, return receipt requested, addressed as follows:

         If to Originator:

                  Destination Capital, LLC
                  1631 NW Thurman Street, Ste. 400
                  Portland, OR  97209
                  Attn:  Manager










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
         If to Participant:

                  Christenson Leasing Company, LLC
                  1631 NW Thurman Street, Ste. 400
                  Portland, OR 97209
                  Attn:  Manager

         Notice given in any other manner shall be effective upon receipt by the Party for whom the same is intended. Either Party may change its designated address by written notice given as aforesaid.

         16.      THIRD PARTIES.

         There are no third party beneficiaries to this Agreement. Without limiting the generality of the foregoing, Borrower and all other Debtors are not third party beneficiaries hereof.

         17.      ATTORNEY FEES.

         In the event of litigation or other proceedings (including arbitration or bankruptcy proceedings) between the Parties with respect to this Agreement, the prevailing Party shall be entitled to recover from the other Party, in addition to all other sums and relief, its reasonable costs and attorney fees, both at and in preparation for trial, arbitration and any appeal, such amount to be set by the court or arbitrator before which the matter is heard.

         18.      GOVERNING LAW, WAIVER OF JURY TRIAL AND JURISDICTION.

         This Agreement shall be governed by and interpreted under the laws of the State of Oregon. The Parties hereby irrevocably submit to the jurisdiction of any state or federal court sitting in Portland, Oregon. Each Party waives any objection which it may now or hereafter have to a laying of venue in any such action or proceeding in any such forum, and also waives any claim that any such forum is an inconvenient forum. Each Party agrees that it shall not bring suit or action upon this Agreement in the courts of any other jurisdiction. Each Party also irrevocably waives the right to a trial by jury in connection with any action brought to construe or enforce this Agreement.

         19.      INTEGRATION; AMENDMENT.

         This Agreement, including the exhibits hereto, constitutes the entire agreement of Originator and Participant with respect to the Loan and supersedes all prior oral and written, and all contemporaneous oral, negotiations with respect thereto. Any "commitment letter" issued by Participant in connection with the Loan is specifically superseded by this Agreement. No provision of this Agreement may be amended or waived except by a written agreement executed by both Participant and Originator.

         20.      TIME OF ESSENCE.

         Time is of the essence hereof.







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         21.      INTERPRETATION.

         The section headings herein are for convenience only and shall not affect the interpretation hereof. If any provision of this Agreement is held to be invalid, illegal or unenforceable as written, then the Parties intend and desire that (a) such provision be enforceable and enforced to the fullest extent allowed by law, and (b) the balance of this Agreement remain fully enforceable as written.

         22.      SURVIVAL.

         No termination or expiration of this Agreement shall terminate any prior accrued obligation hereunder nor terminate or diminish any indemnity or attorney fees provision contained herein, all of which obligations and provisions are expressly agreed to survive any such termination or expiration.

         23.      COUNTERPARTS.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original when one or more of such counterparts has been executed and delivered by each of the Parties.

         24.      COMPLIANCE WITH LOAN DOCUMENTS.

         Originator agrees to perform its obligations under the Loan Documents and to make all advances required to be made by Originator to Borrower pursuant to the Loan Documents.

         25.      SPECIAL CONDITIONS.

         [Intentionally blank]

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives.

                                   ORIGINATOR:

                                   DESTINATION CAPITAL, LLC
                                   By: JMW Capital Partners, Inc., its Manager

                                   By: /s/ Robert Jesenik
                                      ------------------------------------------
                                      Robert Jesenik, CEO

                                   PARTICIPANT:

                                   CHRISTENSON LEASING COMPANY, LLC
                                   By: JMW Capital Partners, Inc., its Manager

                                   By: /s/ Robert Jesenik
                                      ------------------------------------------
                                      Robert Jesenik, CEO






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
                                   EXHIBIT "A"

                            PARTICIPATION CERTIFICATE

         THIS CERTIFICATE is executed pursuant to that certain Loan Participation Agreement dated ____________________, 2004 (the "Participation Agreement"). Destination Capital, LLC ("Originator") and ___________, LLC ("Participant") are participants in a loan to Christenson Velagio, Inc. ("Borrower"). This Certificate shall evidence Participant's participation in the Loan on the following terms:

DATE OF NOTE: _________, 2004

EFFECTIVE DATE OF PARTICIPATION:_____________________

PARTICIPATION INTERESTS:

         Participant              Fractional Interest               Amount

                                  %                           $_________________

                                  %                           $_________________

                                  %                           $_________________

                                  %                           $_________________

TOTAL LOAN AMOUNT                 %                           $_________________

         This instrument shall certify that the lenders named above have participated in the Loan in the respective amounts set forth pursuant to the terms of the Participation Agreement.

         EXECUTED effective ___________, 2004.

ORIGINATOR                                                    PARTICIPANT

Destination Capital, LLC
By: JMW Capital Partners, Inc., its Manager



By: /s/ ROBERT JESENIK                  By:
   -----------------------------------     -------------------------------------
   Robert Jesenik, CEO                  Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------










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